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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 24, 2006

G&K Services, Inc.
(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN		55343

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On August 24, 2006, the Board of Directors (“Board”) of G&K Services, Inc. (the “Company”) approved certain clarifying changes to the Executive Employment Agreement, dated August 2004, between the Company and its Chairman and Chief Executive Officer, Mr. Richard L. Marcantonio, and the form of equity grant agreement pursuant to which the Company has previously and expects to make future equity grants to Mr. Marcantonio. In addition, some of the changes to such agreements were necessitated by the provisions of Section 409A of the Internal Revenue Code, which addresses, among other things, nonqualified deferred compensation plans.
Previously, the Company’s agreements with Mr. Marcantonio did not clearly address the exercise period for unvested stock options granted to Mr. Marcantonio that would continue to vest after his retirement under certain circumstances. In addition, Mr. Marcantonio’s agreements were unclear as to the exercise period following termination of employment for certain vested options.
In light of the foregoing, the Board approved the amendments outlined below to Mr. Marcantonio’s agreements, the same to be set forth in actual amendments to such agreements, executed by each of Mr. Marcantonio and the Company and thereafter filed by the Company.
With respect to future equity grants, in the event that Mr. Marcantonio gives 12 months advance notice of retirement, the Board provided that all restricted stock and stock options issued to Mr. Marcantonio will vest, or restrictions lapse, as of the date of retirement or termination and that the exercise period of stock options will continue until the end of their original fixed term (generally 10 years). Further, in the event that Mr. Marcantonio gives 12 months advance notice, the Board extended the option exercise period of any previously issued vested or unvested stock option existing at time of retirement or termination to the later of the last day of the calendar year in which the option period would have expired, or a date two and a half months after the option period would have expired.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2006	By /s/ David F. Fisher
David F. Fisher
Its Vice President, General Counsel and Corporate Secretary